EXHIBIT 99.1


[GRAPHIC OMITTED]


     APA OPTICS ANNOUNCES NON-BINDING TERM SHEET TO PURCHASE COMPUTER SYSTEMS
                                  PRODUCTS, INC

     MINNEAPOLIS (January 6, 2003) - APA Optics (Nasdaq/NM.APAT) today announced that it has signed an exclusive non-binding term sheet with Computer System Products, Inc.(CSP), a privately held company, for purchase of all of the stock of CSP from the holders thereof for cash, APA common stock and common stock warrants, and assumption of certain specific liabilities. The closing of the purchase is dependent upon signing of a detailed purchase agreement and satisfactory completion of due-diligence, to be completed within 60 days from signing of the term sheet.

     CSP, Inc. designs, manufactures and markets standard and custom, fiber optic assemblies, copper cable assemblies, value-added fiber optic frames, panels and modules for the data communication and telecommunication industries. CSP's products enable its customers to send voice, video and data signals efficiently across all types of networks while maintaining the highest level of signal integrity. Anil Jain, PhD, APA's founder, president, and chief executive officer, stated that, "We are very pleased with the opportunity of acquiring CSP, Inc. due to our common interests in the fiber optic communications industry. The purchase will result in expanded product portfolio and customer base for our business activities."

     APA Optics, Inc. designs, manufactures and markets advanced products for the fiber optic communications, optoelectronics and laser industries, including Dense Wavelength Division Multiplexer (DWDM), ultraviolet (UV) detectors, Nitride epitaxial layers and custom optics. APA's Internet address is http://www.apaoptics.com.
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APA Optics, Inc. Contact Information:
-------------------------------------

Anil K. Jain
Chief Executive Officer and Chief Financial Officer anil@apaoptics.com
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763-784-4995


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